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                                                                 Exhibit 10.90.6

[LOGO]
Commercial
Credit LLC

        March   , 2002

        Tarrant Apparel Group
        Tag Max. Inc.
        Fashion Resource (TLC), INC.
        United Apparel Ventures, LLC

        3151 East Washington Boulevard
        Los Angeles, CA 90023

        Ladies/Gentlemen:

             Reference is made to the Revolving Credit, Factoring and Security Agreement between us dated as of January 21, 2000 as amended and supplemented (the "Agreement"). All capitalized terms not otherwise defined herein shall have such meaning as are set forth under the Agreement.

             This letter shall (among other things) serve to confirm that you will within 10 Business Days from the date hereof deliver to us the necessary documents ("Blocked Account Documents"), required by the banks where your depository accounts are established to establish, a lock box, and blocked account in our favor on terms which are reasonably acceptable us, so as to establish the direct remittance to us of the collected payments of your Receivables. You will thereupon have 30 days from the date you deliver such documentation to us to demonstrate to us that the establishment of such a procedure would cause a material adverse effect upon your cash flow. If you are not able to demonstrate to our satisfaction you agree to immediately secure the Blocked Account Documents which shall be delivered to the banks to establish the lock box and blocked accounts in our favor. Provided that you comply with the provisions of this paragraph above we agree that the Agreement shall be amended in the following manner.

                  1. For the fiscal periods ending March 31, 2002 through December 31, 2002 only, the Tangible Net Worth financial covenant requirement set forth in section 7.5(a) of the Agreement shall be amended to require a Tangible Net Worth of not less than the amounts indicated below for the corresponding dates set forth below:

               March 31, 2002             $91,500,000
               June 30, 2002              $94,500,000
               September 30, 2002         $98,500,000
               December 31, 2002          $98,500,000

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GMAC Commercial Credit LLC
     Tarrant Apparel Group
     Tag Mex, Inc.
     Fashion Resource (TCL), Inc.
     March    , 2002
     Page 2

         2. For the fiscal periods ending March 31, 2002 through December 31, 2002 only, the Fixed Charge Coverage Ratio financial covenant requirement set forth in section 7.5(b) of the Agreement shall be amended to require a Fixed Charge Coverage Ratio of not less than the ratios indicated below for the corresponding dates set forth below:

              March 31, 2002         0.4 to 1
              June 30, 2002          1.0 to 1
              September 30, 2002     1.1 to 1
              December 31, 2002      1.1 to 1

         3. For the fiscal periods ending March 31, 2002 through December 31, 2002 only, the Interest Coverage Ratio financial covenant requirement set forth in section 7.5(c) of the Agreement shall be amended to require an Interest Coverage Ratio of not less than the ratios indicated below for the corresponding dates set forth below:

              March 31, 2002         1.5 to 1
              June 30, 2002          3.0 to 1
              September 30, 2002     3.2 to 1
              December 31, 2002      3.2 to 1

         4. For the fiscal periods ending March 31, 2002 through December 31, 2002 only, the Total Leverage Ratio financial covenant requirement set forth in section 7.5(d) of the Agreement shall be amended to require a Total Leverage Ratio of not more than the ratios indicated below for the corresponding dates set forth below:

              March 31, 2002         2.0 to 1
              June 30, 2002          2.0 to 1
              September 30, 2002     2.0 to 1
              December 31, 2002      1.6 to 1

        It is also hereby agreed that in part consideration of the accommodations provided by us to you by the provisions of this letter you hereby agree as follows:

            (a) You shall pay us an accommodation fee of $25,000 payment of which shall be effectuated immediately by our charging your loan account with us.

            (b) You agree that you shall pay us a facility fee (the "Facility Fee") of $100,000 during each year the Agreement is in effect, payment of which shall commence

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GMAC Commercial Credit LLC
     Tarrant Apparel Group
     Tag Mex, Inc.
     Fashion Resource (TCL), Inc.
     March   ,2002
     Page 3


retroactive to January 1, 2002 and which shall be payable each year in four (4) equal quarterly installments due on the first day of each calendar quarter. Payment of such fee shall be effectuated by our charging your loan account with us.

                (c) You hereby agree that commencing as of January 21, 2002 the aggregate dollar amount of the Receivables which you shall factor with us (the "Volume") in each Contract Year (the 12 month period from one anniversary of the effective date of the Agreement to the next anniversary thereof) shall not be less than Twenty Million Dollars ($20,000,000), and that to the extent that your actual Volume is less than such amount, you agree to pay us the difference between the factoring commission we earned on your actual Volume during the applicable Contract Year and the commission which we would have earned had your Volume during such Contract Year been Twenty Million Dollars ($20,000,000) (the "Deficiency Charge"). Payment of the Deficiency Charge (if any) shall be paid by our charging your loan account with us after the calculation thereof can be made.

                (d) The definition of "Applicable LIBOR Rate Margin" appearing on page 2 of the Agreement shall be amended by deleting the grid appearing in the definition and by substituting the following grid in its place and stead:

                                              Applicable LIBOR Rate Margin
                 Total Leverage Ratio         For LIBOR Rate Advances
                 --------------------         -----------------------------
                 greater than 2.00:1                    3.50%

                 greater than 1.5:1 but less            3.00%
                 than 2:1

                 greater than 1:1 but less              2.50%
                 than 2:1

                 less than 1:1                          2.00%

                (e) A new definition of "Alternate Base Rate Margin" shall be inserted in its applicable alphabetical order on page 2 of the Agreement, the text of which definition shall state:

           "Applicable Alternate Base Rate Margin" means with respect to any
            -------------------------------------
           Base Rate Advance, the applicable per annum percentage set forth below opposite the Total Leverage Ratio, as determined in accordance with the Compliance Certificate most recently delivered pursuant to
           Section 10.8 hereof.

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GMAC Commercial Credit LLC
   Tarrant Apparel Group
   Tag Mex, Inc.
   Fashion Resources (TCL), Inc.
   March    , 2002
   Page 4



                                            Applicable Alternate Base Rate
                                            ------------------------------
              Total Leverage Ratio          Margin For Base Rate Advances
              --------------------          -----------------------------
              greater than 2.00:1                     1.00%

              greater than 1.5:1 but less             0.50%
              than 2:1

              greater than 1:1 but less               0.25%
              than 2:1

              less than 1:1                           0.00%

        Any reduction or increase in the Applicable Alternate Base Rate Margin shall be effective beginning on the date that is three (3) days following the date on which Agent receives Borrower's Compliance Certificate pursuant to section 10.8 hereof. In the event Borrower does not timely deliver a Compliance Certificate pursuant to Section 10.8 below, in addition to any rights and remedies Lenders may have against Borrower as a result of its failure to provide such Compliance Certificate the Applicable Alternate Base Rate Margin shall be deemed to be 1% from the date such Compliance Certificate was due until the third day following the receipt thereof by the Agent, at which date the Applicable Alternate Base Rate Margin shall be established pursuant to the grid set forth above."

                    (f) The definition of "Base Rate Advance" shall be amended by deleting the text therein and by inserting the following text in its place and stead:

          "Base Rate Advance" shall mean each Revolving Advance bearing interest
           -----------------
          at the Alternate Base Rate plus the Applicable Alternate Base Rate Margin"

                    (g) The text of Section 4.1(a) of the Agreement shall be deleted and the following text shall be inserted in its place and stead:

          "with Respect to a Base Rate Advance, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Alternate Base Rate Margin; or"

                    (h)  Section 4.1 shall be amended by adding thereto a
   Section 4.1(c) which shall immediately follow Section 4.1(b) and the text of which shall state:


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GMAC Commercial Credit LLC
     Tarrant Apparel Group
     Tag Mex, Inc.
     Fashion Resource (TCL), Inc.
     March    , 2002
     Page 5

               "(c) Revolving Advances at any time outstanding which are in excess of $45,000,000 shall be deemed to be Base Rate Advances."

                         (i) Section 4.1 shall also be amended on Sep. 30, 2002
               by deleting the text of the final paragraph thereof and by adding the following text thereto which shall state:

               "In no event shall the LIBOR RATE plus the Applicable LIBOR Rate Margin nor the Alternate Base Rate plus the Applicable Alternate Base Rate Margin (which ever is applicable as the case may be) be less than 6% for the purposes of calculating Interest on outstanding Revolving Credit Advances and other Obligations under this Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations hereunder shall bear interest at the Alternate Base Rate plus the Applicable Alternate Base Rate Margin plus any increased charges (if applicable) assessed pursuant to Section 2.2 hereof plus two percent (2%) per annum (the "Default Rate")."

                    (i) Section 2.2 of the Agreement shall be amended by deleting the last sentence therein (as inserted by the Third Amendment to the Agreement dated as of February 2001, and by inserting the following sentence in its place and stead:

               "Should at any time any overadvance outstanding under this Agreement exceed that which is permitted under the Agreement (regardless of whether same is as a result of scheduled overadvance reductions, monthly charges, Borrowing Base Collateral reductions, or for any other reason), Borrower shall have 5 days to repay such excess and failure to do so shall constitute an Event of Default hereunder."

          It is also hereby agreed that the temporary discretionary overadvance of Ten Million Dollars ($10,000,000) which was to be outstanding from the 15th day of each month to the 5th Business Day of the following month (referred to in our letter agreement of November 2001 as the "Monthly Overadvance") shall be amortized at the rate of One Million Dollars ($1,000,000) per month commencing April 15, 2002 and on the 15th day of each consecutive month thereafter. In the event that you are able to close a loan transaction with UPS Financial to finance your assets located in Mexico (the terms of which must be satisfactory to us) then in such event any then remaining balance then outstanding on the Monthly Overadvance shall be paid in two (2) equal consecutive monthly installments commencing on the 15th of the month

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GMAC Commercial Credit LLC
     Tarrant Apparel Group
     Tag Mex, Inc.
     Fashion Resources (TCL), Inc.
     March    , 2002
     Page 6


     immediately following your closing with UPS Financial and on the 15th day of the next month following thereafter.

          Additionally you agree that effective August 31, 2002 the reduction of the Overadvance Limit and the overadvance outstanding thereunder shall be accelerated and that the amortization payment thereof shall be increased such that the amount outstanding thereunder on August 31, 2002 (projected to be $16,500,000) shall be ammortized in 24 equal monthly amortization payments commencing from August 31, 2002 and continuing on the last day of each month thereafter until fully paid.

          Except as hereby or heretofore modified or amended all of the provisions of the Agreement shall continue to remain in full force and effect in accordance with their original terms.

          If the foregoing correctly set forth the agreement between us please execute a copy of this letter in the space provided below and return an executed copy of this letter to the undersigned.

                                                 Very truly yours,

                                                 GMAC COMMERCIAL CREDIT LLC


                                                 By: /s/ FRANK IMPERIAL
                                                     ---------------------------
                                                     Name
                                                     Title


     READ AND AGREED TO:

     TARRANT APPAREL GROUP


     By: /s/ P. Chow
        ------------------------
        Name: P. Chow
        Title: CFO

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GMAC Commercial Credit LLC
     Tarrant Apparel Group
     Tag Mex, Inc.
     Fashion Resource (TCL), Inc.
     March    , 2002
     Page 7


     TAG MEX, INC.


     By: /s/ P. Chow
        -----------------------------
        Name: P. CHOW
        Title: C F O


     FASHION RESOURCE (TCL), INC.


     By: /s/ P. Chow
        -----------------------------
        Name: P. CHOW
        Title: C F O

     UNITED APPAREL VENTURES, LLC


     By: /s/ Eddy Yuen
         ----------------------------
         Name: Eddy YUEN
         Title: Director